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                                  EXHIBIT 99


                    Ashton Technology Group, Inc. Announces
                            SEC Approval of VTS/TM/

PHILADELPHIA, PA - March 24, 1999 - The Ashton Technology Group, Inc. (ATG/TM/) (ASTN - NASDAQ Small Cap Market) announced today that the Securities and Exchange Commission (SEC) has granted approval to the Philadelphia Stock Exchange, Inc. to operate the volume weighted average price (VWAP/R/) trading system (VTS/TM/).

The VTS/TM/ was designed and developed by the Universal Trading Technologies Corporation (UTTC/TM/), a subsidiary of ATG/TM/. The VTS/TM/ is a fully automated electronic trading system featuring a unique order matching algorithm for execution and a self-regulatory organization (SRO)-surveilled standard for calculating the VWAP/R/. The System will initially be introduced as a pre-opening session for listed securities where investors can execute trades at VWAP/R/. Pre-opening matches are ascribed the daily VWAP/R/ price determined from all trades occurring during the same day as reported to the Consolidated Tape.

Fredric W. Rittereiser, ATG/TM/'s President and CEO stated, "VTS/TM/ will be available directly to institutions, broker-dealers, and the public through financial intermediaries. Our System provides absolute anonymity and no market impact for its users through encryption and the absence of human intervention in the operation of VTS/TM/. We plan to introduce a series of product variations and enhancements based on VWAP/R/ as well as other innovative trading products."

ATG/TM/ is an Internet technology company that is designing products and services for use by the financial services industry. ATG/TM/ is developing a family of on-line transaction systems using advanced telecommunication technologies, computing technologies, together with data and information security technologies designed to facilitate transactions among participants in the financial markets. ATG/TM/'s proprietary transaction systems will be made available to end users through both proprietary communications networks and the Internet. VWAP/R/ is a registered mark of UTTC/TM/.


CONTACT: Christine A. Geisser, Director of Corporate Relations of the Ashton Technology Group, Inc., 1900 Market Street, Suite 701, Philadelphia, PA 19103.
Telephone: 215-751-1900, Telefax: 215-636-3560. Website:
www.ashtontechgroup.com.
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